Exhibit 10.2
LOAN AGREEMENT
between
Zellstoff- und Papierfabrik Rosenthal GmbH
Blankenstein, Germany
(hereinafter referred to as “Borrower”)
and
Bayerische Hypo- und Vereinsbank Aktiengesellschaft,
Munich, Federal Republic of Germany
(hereinafter referred to as “HypoVereinsbank” or the “Lender”)

Table of Contents
Preamble
Definitions

Article 1	Amount and Purpose of the Facility
Article 2	Conditions Precedent
Article 3	Disbursements
Article 4	Interest
Article 5	Increased Costs
Article 6	Illegality
Article 7	Commitment Fee, Management Fee
Article 8	Out-Of-Pocket Costs and Expenses
Article 9	Repayment, Prepayment
Article 10	Payments Overdue and Indemnification
Article 11	Computation
Article 12	Payments
Article 13	Taxes, Duties, Levies and Other Charges
Article 14	Export Credit Insurance (Guarantee) Cover
Article 15	Representations and Warranties
Article 16	Undertakings
Article 17	Termination/Suspension of Disbursement
Article 18	Assignment and Transfer
Article 19	Miscellaneous
Article 20	General Legal Provisions
Article 21	Legal Independence

Annex 1	Disbursement Request

Annex 2	Reimbursement Request

Annex 3	Transfer of Title for Security Agreement

Schedule 1
to Transfer of Title
for Security Agreement	List of assets

Schedule 2A/B/C
to Transfer of Title
for Security Agreement	2A Plan of site
2B Layout of Buildings (where Assets are located)
2C Layout of Assets (within Buildings)
Executive Version Loan Agreement HVB/ZPR

Preamble
On 01.07.2008, 29.04.2009, 19.03.2009, 27.02.2009 and 06.02.2009 Zellstoff- und Papierfabrik Rosenthal GmbH (the “Borrower”) and Metso Paper Sundsvall AB, Sweden respectively Metso Automation GmbH, Germany, (the “Suppliers”) have concluded 5 Supply Contracts for a total amount of EUR 4,969,436.34 for the delivery of washpresses, knotter and mc-pumps plus services.
The parties to the Supply Contracts have agreed upon the payment conditions that
•	15% of the total contract price, i.e. EUR 745,415.45 for the goods and services under the contracts shall be paid as down payment and

•	85%, i.e. EUR 4,224,020.89 shall be payable pro rata milestones reached, deliveries and services rendered and financed through a loan agreement (the “Loan Agreement”) under protection of the Swedish Export Credit Agency Exportkreditnämnden (“ECA” or “EKN”).
The sole purpose of this Loan Agreement is to finance 85% of the Contract Value
(Tranche I) as well as 100% of the Insurance Premium (Tranche II) due to EKN.
Bayerische Hypo- und Vereinsbank AG has been mandated to provide the foreseen financing.
This being premised, it is hereby agreed as follows:
Executive Version Loan Agreement HVB/ZPR

Definitions
In this Loan Agreement including the Annexes, the following terms shall have the following meaning:
“Availability Period” shall mean the period beginning on the Effective Date and ending February 28, 2010 thereafter unless extended by the Lender in its sole discretion for such further period as may be necessary for the further execution of any of the Supply Contracts.
“Borrower” shall mean Zellstoff- und Papierfabrik Rosenthal GmbH.
“Business Day” shall mean (i) in respect of a Facility denominated in EURO, any Target day on which commercial banks are open for business in Munich.
“Consents” shall mean any consent, license, approval, authorisation, filing, notarisation or instrumentality, official or otherwise, required in connection with the entry into, the performance, the legal validity, the enforceability and the admissibility in evidence of this Loan Agreement and the transaction contemplated hereby.
“Contract Value” shall mean the total amount of the Supply Contracts.
“Contractual Currency” shall mean the currency as agreed upon in this Loan Agreement.
“Courier Service” shall mean any generally accepted courier service operating in Germany.
“Disbursement Request” shall mean the disbursement request substantially in the form as set out in Annex 1 hereto.
“ECA” shall mean EKN, i.e. the export credit guarantee agency of Sweden acting on behalf of the government of the country of the Supplier’s domiciliation in relation to export credit guarantees.
“ECA Cover” shall mean the export credit guarantee cover issued by the respective ECA in respect of the Facility.
“Effective Date” shall mean the date on which the last of the Borrower and the Lender shall have signed this Loan Agreement.
“Encumbrance” shall mean any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, or any other assignment by way of security, trust, agreement or arrangement for the purpose of providing security or other security interest or encumbrance of any kind in any jurisdiction.
“Environment” shall mean
(i)	the air (including the air within buildings and the air within other natural or man-made structures above or below ground);

(ii)	ground water, surface water, coastal or inland waters, aquifer, pipes, drains and sewers;

(iii)	land, including buildings and other structures in, on or under it and any soil and anything below the surface of the land; and human health or safety, living organisms and ecological systems.
Executive Version Loan Agreement HVB/ZPR

“Environmental Consents” means any authorisations, permits, licences, consents, approvals, notifications, reports, improvement programmes and assessments required under any Environmental Regulations for the operation of the Borrower’s business, the implementation of the project of the Supply Contracts or for complying with the Borrower’s obligations under the Supply Contracts.
“Environmental Contaminants” means all pollutants or contaminants (including any chemical, biological, industrial, radioactive, dangerous, toxic or hazardous substance, water or residue, whether in solid or liquid form or a gas or vapour) and any genetically modified organisms.
“Environmental Regulations” means any regulation and the like having legal effect in Germany concerning the protection of the Environment and applicable to the Borrower, the conditions of the work place or the generation, transportation, storage, treatment or disposal of dangerous substances.
“EURIBOR” shall mean the average interest rate expressed as an annual interest rate determined on the basis of quotations by first class banks in the European inter-bank market for deposits in EURO for a period equal to the Interest Period for which an interest rate has to be determined under this Loan Agreement, as published on page 248 Telerate Moneyline (or such other pages which may replace this page on such system) at or about 11:00 a.m. (Brussels time) two Business Days prior to the commencement of such Interest Period.
“EURO” shall mean the currency of the member states of the European Union that have adopted a single currency in accordance with the provisions of the Treaty establishing the European Economic and Monetary Union.
“Facility” shall mean the principal amounts disbursed and outstanding and/or, depending on the context, the principal amounts still to be disbursed under this Loan Agreement.
“Fixed Interest Rate” shall mean the fixed interest rate determined by the Lender on the basis of the refinancing costs to the Lender in the capital market for amounts matching in amount and maturity the amount of the Facility for which the fixed interest rate shall be applicable plus the Margin.
“Future Assets” shall have the meaning given to it in the Transfer of Title for Security Agreement set out in Annex 3.
“Interest Payment Date” shall mean the last day of an Interest Period.
“Interest Period” shall mean with respect to a disbursement under the Facility, a period of six months beginning on the date of such disbursement and ending according to the provisions of Article 4.1. b) below, whereby the first day of the Interest Period will not be counted for the calculation of the amount of interest in relation to such Interest Period. Each succeeding Interest Period shall begin on the last day of the previous Interest Period.
“Margin” shall mean 2.75% p.a. calculated on the outstanding loan amount.
“Operational Plant” shall have the meaning given to it in the Transfer of Title for Security Agreement set out in Annex 3.
Executive Version Loan Agreement HVB/ZPR

“Quotation Date” shall mean in relation to any Interest Period for which a Reference Interest Rate is to be determined according to Article 4.1. the day on which quotations would ordinarily be given by prime banks in the European inter-bank market for deposits in EURO for delivery on the first day of such period.
“Reference Interest Rate” shall mean EURIBOR
“Reimbursement Procedure” shall mean the disbursement procedure described in Article 3.1.
“Reimbursement Request” shall mean the reimbursement request substantially in the form as set out in Annex 2 hereto.
“Suppliers” shall mean Metso Paper Sundsvall AB, Sweden, and Metso Automation GmbH, Germany, under the Supply Contracts.
“Supply Contracts” shall mean the Supply Contracts to be financed under this Loan Agreement for the delivery of capital goods and rendering of services by the Suppliers. The Supply Contracts are in detail:
1) Supply amount EUR 4,200,000, concluded between the Borrower and Metso Paper Sundsvall, dd. July 1, 2008;
2) Supply amount EUR 185,000 concluded between the Borrower and Metso Paper Sundsvall, dd. April 29, 2009;
3) Supply amount EUR 272,000 concluded between the Borrower and Metso Automation GmbH, dd. February 27, 2009;
4) Supply amount EUR 247,436.34 concluded between the Borrower and Metso Automation GmbH, dd. March 19, 2009
5) Supply amount EUR 65,000 concluded between the Borrower and Metso Automation GmbH, dd. February 6, 2009.
“Target Day” shall mean any day on which the European payment settlement system “Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System” is available for the settlement of payments in EURO ( i.e. as of the date of this Agreement, all calendar days except Saturdays and Sundays, January 1 and December 25 of each calendar year.
“Transfer of Title for Security Agreement” shall mean the transfer of title for security agreement (Sicherungsübereignungsvertrag), to be entered into between the Borrower and the Lender substantially in the form attached hereto as Annex 3 according to which the Borrower transfers title to the Operational Plant and all Future Assets for security purposes to the Lender.
Executive Version Loan Agreement HVB/ZPR

ARTICLE 1
Amount and Purpose of the Facility
1.1.	The Lender will make available to the Borrower a Facility up to a maximum amount of
EUR 4,354,543.14
(in words: EUR four million three hundred fifty four thousand five hundred forty three and 14/100)
consisting of
Tranche I
     in the amount of
EUR 4,224,020.89
(in words: EUR four million two hundred twenty four thousand twenty and 89/100)
representing 85% of the Contract Value.
     Tranche II
     in the amount of
EUR 130,522.25
          (in words: EUR one hundred thirty thousand five hundred twenty two and 25/100) representing 100% of the preliminary Insurance Premium as indicated by EKN
1.2.	The sole purpose of the Facility is the financing of up to 85 per cent of the Contract Value of the Supply Contracts as well as the financing of the Insurance Premium to the extent covered by the ECA Cover.
ARTICLE 2
Conditions Precedent
2.1.	The obligations of the Lender under this Loan Agreement to make available the Facility for the first time are subject to the Lender having notified the Borrower and the Supplier that the following conditions precedent have been fulfilled to the satisfaction of the Lender:
a)	the Supply Contracts have become and are still effective as of the day of the above notification of the Lender to the Borrower;

b)	the Lender has received evidence satisfactory to it of the authority of the persons:
-	having signed this Loan Agreement, to be entitled to sign this Loan Agreement on behalf of the Borrower,

-	being authorised to act as the representatives of the Borrower for the purpose of signing documents in connection with this Loan Agreement and the transactions
Executive Version Loan Agreement HVB/ZPR

contemplated thereby together with a list of specimen authorised signatures according to Article 19.4 hereof;
c)	EKN has issued without any restrictions an ECA Cover for the Facility in favour of the Lender in terms and amount satisfactory to it;

d)	the Lender has received evidence from both Supplier that down payments of at least 15 per cent (or more if so specified in the Supply Contracts) of the Contract Value have been effected;

e)	the Lender has received the management fee in accordance with Article 7.2 of this Loan Agreement;

f)	the Lender has received in writing by separate confirmation of the Borrower evidence satisfactory to it, that the Borrower obtained all Consents, including all Environmental Consents, which are mandatory and necessary in connection with the entry into and performance of the Loan Agreement together with the Annexes attached thereto and/or effected thereunder or for the validity and enforceability of any such documents and that they are in full force and effect.;

g)	the Lender has received information satisfying to it regarding the sustainability standards of the Borrower in terms of environmental, social and management issues;

h)	the Lender has received a certified, up-to-date extract of the Commercial Register of the Borrower of latest date, a copy of the Articles of Association of the Borrower and the original or certified copy of the resolution of the board of directors authorising the execution of the Loan Agreement.
2.2.	It is a condition precedent of any further utilisation of the Facility that the conditions precedent mentioned in Article 2.1 above are at that time still fully complied with and that the Supply Contracts and the ECA Cover continue to be legally valid and in full force and effect.
2.3.	A Disbursement Request shall not be effective unless the Lender:
a)	has received all of the documents and other evidence listed in Article 2.1 above in form and substance reasonably satisfactory to the Lender; and

b)	is satisfied that all of the documents described in Article 2.1 above are unconditional or are subject to conditions satisfactory to the Lender.
ARTICLE 3
Disbursement
3.1.	Tranche I shall be disbursed during the Availability Period to finance any amounts having become due to the Supplier under the terms of the respective Supply Contracts. All disbursements shall be made upon presentation of the Disbursement Request duly signed by the respective Supplier and the Borrower.
Executive Version Loan Agreement HVB/ZPR

Reimbursement Procedure: Reimbursements under Tranche I shall be made to reimburse the Borrower for payments already effected by the Borrower to the Suppliers in connection with the underlying Supply Contracts. Notwithstanding and contrary to Art. 3.2. disbursements shall be effected directly to an account of the Borrower upon presentation of a Reimbursement Request duly signed by the Borrower and the respective Supplier.

Tranche II shall further be disbursed during the Availability Period to finance the Insurance Premium having become due to the Lender under this Loan Agreement. The Borrower herewith irrevocably authorises the Lender to disburse the Insurance Premium to the Lender when the Insurance Premium have become due and payable.

Reimbursement Procedure: The upfront payment of 100% of the preliminary Insurance Premium by the Borrower to the ECA via the Lender will be an additional Condition Precedent in the case the Conditions Precedent as stipulated in Art. 2 have not been fulfilled completely at the time the Insurance Premium becomes due. As soon as all further Conditions Precedent have been complied with the Lender upon receipt of a Reimbursement Request signed by the Borrower will reimburse the respective amount directly to an account of the Borrower.

3.2.	Disbursements to finance any amounts having become due to the respective Supplier under the terms of payment of the respective Supply Contracts shall be made exclusively to an account of the respective Supplier. Disbursements to finance the Insurance Premium shall be made exclusively to an account of the Lender.

3.3.	The Lender shall in its books open and maintain an account for the Facility. The Lender shall debit such accounts with all amounts disbursed under the Facility, all interest accrued thereon and any other amounts payable pursuant to the terms and conditions of this Loan Agreement and shall credit such account with all payments of principal and interest and any other amounts paid by the Borrower in respect of the Facility. The Lender will inform the Borrower from time to time of the amount of the Borrower’s liability through a statement of account. The Borrower must promptly examine such statement and immediately raise any objections relating thereto.

3.4.	The Borrower may not cancel the utilisation of the Facility in whole or in part, without the Lender’s prior written consent.
ARTICLE 4
Interest
4.1 Floating Interest Rate
Reference Interest Rate (EURIBOR)
a)	The amounts disbursed and outstanding under the Facility shall carry interest at the sum of the Reference Interest Rate plus the Margin.

b)	The Borrower shall pay interest on any amount disbursed and outstanding under the Facility on the basis of Interest Periods. In case of several disbursements under the Facility, the first Interest Period for all disbursements other than the first disbursement
Executive Version Loan Agreement HVB/ZPR

shall end on the same day as the current Interest Period for any previous disbursement. On the last day of those Interest Periods those disbursements shall be consolidated with such previous disbursements and treated as one disbursement. The last Interest Period prior to a repayment date pursuant to Article 9.1 shall be adjusted so as to ensure that the last day of such Interest Period shall coincide with such repayment date. The Interest Period for the first disbursement shall end on the date falling six months after the date of the transport document relating to such disbursement. Interest shall be payable on each Interest Payment Date.

c)	In the event that an Interest Payment Date would fall on a day not being a Business Day, then the following Business Day shall be the Interest Payment Date and the Interest Period shall be extended accordingly, unless the Interest Payment Date would therefore fall in the next calendar month, in which case the Interest Payment Date shall be the immediately preceding Business Day and the Interest Period shall be shortened accordingly.

d)	In the event that on the Quotation Date no EURIBOR is published the interest rate for the respective Interest Period shall be the arithmetical mean — if necessary rounded upwards to the next 1/16% — of the rates for comparable loans in the currency of the Facility which are offered to the Lender by three prime banks in the European inter-bank market in case of a Facility denominated in EURO on or about 11.00 a.m. Munich time on the corresponding Quotation Date for the relevant Interest Period plus the margin.

e)	If a Market Disruption Event occurs, the Lender shall determine the applicable interest rate on the basis of the costs of funding in the currency of the Facility with the same term as the applicable Interest Period from whatever source the Lender may reasonably select plus the Margin.

In this Loan Agreement “Market Disruption Event” means that (i) the applicable Reuters or Telerate screen rate which displays EURIBOR for the relevant Interest Period is not available and none or only one prime bank supplies a rate to the Lender to determine EURIBOR; or (ii) the Lender determines that the cost to it of obtaining matching deposits in the relevant European inter-bank market for the respective Interest Period would be in excess of EURIBOR.

If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed by the Borrower and the Lender shall forthwith be binding on both parties.

The Lender shall without undue delay inform the Borrower of the interest rate so determined.
4.2 Fixed Interest Rate
4.2.1.	Subject to Article 4.2.2, at the written request of the Borrower to be received by the Lender at least thirty (30) days prior to an Interest Payment Date or a repayment date pursuant to Article 9.1, which request upon receipt by the Lender and acceptance thereby by the Lender shall be irrevocable and binding on the Borrower, the Fixed Interest Rate shall
Executive Version Loan Agreement HVB/ZPR

apply as from the Interest Payment Date or the repayment date following the receipt by the Lender of such request for the remaining term of the Facility.

4.2.2.	The Borrower may not request the application of the Fixed Interest Rate prior to full drawdown of all amounts available under the Facility.

4.2.3.	Interest on any amount outstanding on the Fixed Interest Rate basis according to Article 4.2.1 above shall be payable semi-annually in arrears on the repayment dates pursuant to Article 9.1.

4.3	Notification of Amount of Interest Due

The Lender shall notify the Borrower at least ten (10) days prior to the due date for each interest payment of the actual amount of interest due on such date provided that a failure by the Lender to notify the Borrower as set out above shall not relieve the Borrower of any of its obligations under this Loan Agreement.
ARTICLE 5
Increased Costs
5.1.	If, as a result of legal changes (including, for the purposes of this Article 5, rules, orders or directives in relation to required reserves, special deposits, liquidity or capital adequacy requirements, any requirement relating to the manner in which the Lender is required to allocate financial resources for the making of or in relation to any disbursement or any other form of banking or monetary controls whether or not having the force of law), the Lender at any time in the future in relation to the amounts outstanding under this Loan Agreement,
a)	suffers an increase in the cost of making or funding the Facility or of maintaining its commitment hereunder; or

b)	suffers a reduction of any amount payable to it or of its effective return; or

c)	makes any payment or forgoes any interest or other return on or calculated by reference to any amount received or receivable by it from the Borrower hereunder;
(collectively referred to as “Increased Costs”) then the Lender shall have the right (provided that it is seeking to recover its Increased Costs generally also from other borrowers against which it is so entitled) to request from the Borrower payment of a sum compensating it for its Increased Costs. Such request shall state the reasonably determined amount of such Increased Costs, the date upon which such Increased Costs were or began to be incurred and the legal changes which led to the Increased Costs.

5.2.	Without in any way limiting, reducing or otherwise qualifying the rights of the Lender set out in Article 5.1, the Lender will upon request and in consultation with the Borrower use its best efforts to find an alternative solution in order to avoid any such Increased Costs. If such solution cannot be found, the Borrower shall no more than ten (10) Business Days after receiving the request referred to in Article 5.1 pay all of the Lender’s substantiated Increased Costs incurred prior to receipt of the said request.
Executive Version Loan Agreement HVB/ZPR

ARTICLE 6
Illegality
If any change in law, regulation or treaty or in the interpretation or application thereof by any competent authority shall make it unlawful for the Lender to make, fund or maintain the Facility or to give effect to its obligations under this Loan Agreement, the Lender, without in any way limiting, reducing or otherwise qualifying the rights of the Lender set out in this Article, in consultation with the Borrower will use its best efforts to find an alternative solution in order to avoid such illegality and to maintain the Facility. Should the continuation of the Facility not be possible, the Lender may terminate its obligations under this Loan Agreement by written notice to the Borrower effective as from the date of which performance becomes unlawful, such notice stating which contractual obligations became unlawful, the date on which such unlawfulness will arise and which legal changes have given rise to such unlawfulness. Upon receipt of such written notice by the Borrower, the Borrower shall prepay all amounts outstanding under this Loan Agreement together with all interest accrued thereon and all other amounts payable to the Lender under this Loan Agreement (including, in particular, any amounts payable pursuant to Article 10.4)
ARTICLE 7
Commitment Fee, Management Fee, Agency Fee
7.1.	The Borrower shall pay a commitment fee at a rate of 1.00 % p.a. on the available and undisbursed amount, from the Effective Date until the end of the Availability Period which shall be payable semi-annually in arrears on June 30 or December 30 of each calendar year and, for the last time, on the date of full disbursement of the Facility or, as the case may be, on the last day of the Availability Period.
7.2.	The Borrower shall pay to the Lender a management fee at a rate of 1.50 % flat, calculated on the total amount of the Facility. The management fee shall be payable in two equal amounts, 50% were already paid after credit committee approval by the Lender and 50% five (5) Business Days prior to the date the Facility is utilised for the first time, at the latest however, thirty (30) days after the Effective Date.
ARTICLE 8
Out-Of-Pocket Costs and Expenses
The Borrower shall reimburse the Lender on demand and against presentation of written statements all out-of-pocket costs, charges and expenses (including, but not limited to, legal fees) incurred by it in connection with the negotiation, preparation, execution and performance of this Loan Agreement as well as in connection with the enforcement of or preservation of the rights of the Lender under this Loan Agreement. All such costs, charges and expenses shall be reimbursed to the Lender in the currency in which they have been incurred.
Executive Version Loan Agreement HVB/ZPR

ARTICLE 9
Repayment, Prepayment
9.1.	The Borrower shall repay all amounts of the Facility in 8 equal consecutive semi-annual instalments. The first instalment shall be payable six months after the Starting Point. The Starting Point shall be the earlier of (i) the commissioning date, i.e. the date on which a certificate of (provisional) acceptance is signed by the parties to the Supply Contracts, concluded on 01.07.2008, 29.04.2009, 19.03.2009, 27.02.2009 and 06.02.2009 and (ii) the latest date for the commissioning, i.e. February 1, 2010.
9.2.	The Lender shall forward to the Borrower by Courier Service the repayment schedule as soon as it has been determined by the Lender in accordance with the provisions of Article 9.1. The repayment schedule shall be binding upon the Borrower with the exception of manifest error. The Borrower shall confirm receipt of the repayment schedule without delay.
9.3.	If a floating interest rate is applicable pursuant to Article 4.1, the Borrower shall be entitled to prepay on any date, on which interest shall be payable pursuant to Article 4.1 any amount outstanding under the Facility either in whole or in part of at least EURO 250,000 or any multiple thereof plus accrued interest and any other amount due subject to having given the Lender at least a 30 days prior written notice .
9.4.	If a Fixed Interest Rate is applicable pursuant to Article 4.2. above, the Lender may give its consent to any prepayment of any amount outstanding under the Facility requested by the Borrower subject to the payment by the Borrower to the Lender of a compensation as determined by the Lender for any losses the Lender may incur as a result of such prepayment by investing the prepaid amount for the rest of the fixed rate period in the respective capital market in first class capital market bonds or similar money market instruments at any lower rate of interest than the Fixed Interest Rate originally agreed upon with the Borrower in this Loan Agreement
9.5.	Any amounts prepaid according to Articles 9.3 and 9.4 may not be reborrowed and shall be applied against the repayment instalments determined under Article 9.1 in inverse order of maturity.
ARTICLE 10
Payments Overdue and Indemnification
10.1	In the event that any outstanding payment under this Loan Agreement is not made or is only partly made on its due date, the Borrower shall in respect of such payment and without further notice, be in default with respect to such payment.
10.2	If the Borrower fails to pay any amount other than interest, the Borrower shall pay to the Lender interest on the overdue amount outstanding for the period from the due date thereof until the date on which the respective overdue amount has been received by the Lender at the rate of 2 % p.a. above the interest rate applicable for the overdue amount outstanding.
Executive Version Loan Agreement HVB/ZPR

10.3	If the Borrower fails to pay any amount of interest, the Borrower shall pay to the Lender liquidated damages for all amounts of interest overdue calculated at the same rate and for the same period as stipulated in Article 10.2 above, provided that the Borrower shall be free to prove that no damage has arisen, or the damage has not arisen in the asserted amount. The right of the Lender to claim further damages shall remain unaffected.
10.4	The Borrower shall compensate the Lender for any loss, damage, costs and out-of-pocket-expenses (including loss of margin or losses resulting from refinancing made by the Lender in the provision or maintenance of the Facility for the relevant Interest Periods) incurred by the Lender because: (a) the Borrower has failed to pay a sum due pursuant to this Loan Agreement on its due date; or (b) the Borrower has made payment on a day which is not an Interest Payment Date or the due date for any other amount of interest due under this Loan Agreement; or (c) a disbursement of the Facility requested by the Borrower cannot be made because the Borrower has failed to satisfy a condition precedent or a disbursement of the Facility cannot be made because the Borrower refuses to accept the disbursement of the Facility. If interest is calculated on the basis of the Reference Interest Rate the Borrower shall, in the case of (b) and (c) above, upon request of the Lender, pay to the Lender instead of the losses and damages calculated pursuant to the above provisions the amount by which the interest which would have been payable on the amount by the Borrower hereunder exceeds the amount of interest which in the reasonable opinion of the Lender would have been payable in respect of a deposit in EURO equal to the amount placed by it in the European inter-bank market for a period starting on the third Business Day following the date of the proposed borrowing or of such receipt, as the case may be, and ending on the last day of the Interest Period thereof.
10.5	All payments in respect of damages and default interest as set out above shall be due upon first written demand of the Lender.
ARTICLE 11
Computation
Interest (Article 4), commitment fee (Article 7) and default charges (Article 10) shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.
ARTICLE 12
Payments
12.1	All payments owed by the Borrower under this Loan Agreement shall be made, if the Facility is being denominated in EURO to the account of the Lender no. 700 202 70 with Landeszentralbank Munich, or such other account as the Lender may notify the Borrower from time to time. The Borrower shall be released from its obligations to make any particular payment only once the paid sum has been credited at the free disposal of the Lender to the respective account mentioned above.
12.2	The Borrower shall not be entitled to exercise any right of retention, set-off, defences or counterclaim against the claims of the Lender under this Loan Agreement.
Executive Version Loan Agreement HVB/ZPR

12.3	The Lender shall notify the Borrower by swift or facsimile at least 10 days before the due date of any payment obligation of the Borrower under this Loan Agreement (the “Due Date”) of the following:
a)	the total amount due under such payment obligation,

b)	the Due Date,

c)	its contractual basis,

d)	its computation in the case of commitment fee and interest, and

e)	the account to which payment has to be effected.
However, a failure by the Lender to notify the Borrower as set out above shall release the Borrower neither from any of its payment obligations when due and payable nor from any of its other obligations under this Loan Agreement.

In case a notice in accordance with the above provision has been given by the Lender to the Borrower with respect to an obligation to pay interest and a further disbursement under the Facility will be effected after the date of such information, but prior to the Due Date, interest on such further disbursed amount accruing until the Due Date shall become due on the due date for the payment of interest pursuant to Article 4.1 above following the Due Date.

12.4	A payment insufficient to cover all amounts having become due under this Loan Agreement at the date of any such payment shall be applied against such outstanding obligations of the Borrower as the Lender, in its reasonable discretion, may decide. Any contrary instruction given by the Borrower shall have no effect. The Lender shall notify the Borrower about any such application of payments.

12.5	Whenever any payment under this Loan Agreement shall become due on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day unless set out otherwise in this Loan Agreement. During any extension of the due date for payment of any principal outstanding under this Loan Agreement interest shall be payable on such principal at the rate prevailing on such due date.
12.6	The Borrower waives any rights it may have in any jurisdiction to pay any amount hereunder in a currency other than that in which it is expressed to be payable hereunder.
ARTICLE 13
Taxes, Duties, Levies and Other Charges
13.1	All payments to be made by the Borrower under this Loan Agreement shall be made free and clear of, and without deduction for or on account of, any present or future taxes, duties, deductions, withholdings or other charges of whatsoever nature including but not limited to stamp and registration duties (together the “Taxes”), unless the Borrower is required by law to make such deduction. In this case, the Borrower shall pay such amounts as may be necessary in respect of principal or interest or otherwise in order that
Executive Version Loan Agreement HVB/ZPR

the net amounts remaining after the deduction of such Taxes shall equal the respective amounts which would have been payable if no such Taxes had been required to be paid.

13.2	The Borrower undertakes - where appropriate, in co-operation with the Lender — to submit to the competent authorities in the country of its domiciliation any statements the filing of which may be necessary in connection with the Taxes and to make any payments due to the fiscal authorities in the country of its domiciliation in connection with the Taxes including any statements or payments as the Lender may be obliged to file or, as the case may be, to make in this respect. The Borrower shall hold the Lender harmless from all liabilities towards any such authorities and undertakes to give evidence to the Lender of the payments, if any, effected by it in this respect.
ARTICLE 14
Export Credit Guarantee Cover
The claims of the Lender under the Facility are covered by the ECA Cover issued by the EKN.
The Lender shall be entitled to allow EKN to inspect any records and files relating to this Loan Agreement and to furnish copies thereof to EKN. The Lender and EKN shall be entitled to provide information relating to this Loan Agreement to the relevant international organisations as reasonably requested by such organisations for the performance of their respective functions.
ARTICLE 15
Representations and Warranties
15.1	The Borrower represents and warrants that on the date of this Loan Agreement:
a)	the Borrower is duly organised, validly existing and in good standing under the laws of the country of its domiciliation;

b)	the Borrower is duly authorised to own its property and assets and carry on its business in each jurisdiction in which it owns property or assets or carries on its business;

c)	the Borrower has full power and authority to enter into and execute this Loan Agreement, to accept the Facility and to perform its obligations under this Loan Agreement;

d)	this Loan Agreement constitutes the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms and is in the proper form for enforcement in the courts of and admissibility in Germany

e)	the conclusion and implementation of this Loan Agreement, the performance by the Borrower of the obligations thereunder and the disbursement procedure set out in Article 3 have been duly authorised by all necessary action of the Borrower and do not contravene any law, charter, decree, rule or regulation to which the Borrower is subject or any judgement, franchise, order or permit applicable to the Borrower or any contractual obligation binding upon the Borrower;

f)	all Consents have been obtained by the Borrower and are in full force and effect;
Executive Version Loan Agreement HVB/ZPR

g)	all Environmental Consents required have been obtained;

h)	the Borrower is not aware of any steps taken to cancel, revoke, challenge or annul any Consent or Environmental Consent or any circumstances which could reasonably be expected to lead to a condition or requirement being imposed on a Consent or Environment Consent that the Borrower does not reasonably expect to satisfy;

i)	the Borrower has performed and observed in all material respects all applicable Environmental Regulations and that the Borrower and its assets are not subject to any material judicial or administrative proceeding or order in respect of any Environmental Regulation;

j)	no arbitration, litigation or other proceedings (including proceedings with respect to the tax liabilities) against the Borrower the result of which, taken as a whole, would be materially adverse to the financial condition or the business activities of the Borrower, are currently in progress or, to the best of the Borrower’s knowledge, threatened against the Borrower;

k)	the Borrower is not in default as debtor or guarantor in excess of EUR 3,000,000 of any agreement or instrument constituting payment obligations;

l)	the obligations incurred and to be incurred by the Borrower under this Loan Agreement rank at least pari passu with all other not subordinated obligations of the Borrower, save those obligations preferred by any bankruptcy, insolvency, liquidation or other similar laws applicable to the Borrower;

m)	except as otherwise disclosed in writing to the Lender prior to the Effective Date, there is presently existing no Encumbrance on or with respect to any of the assets, revenues and property of the Borrower;

n)	the Borrower is subject to civil and commercial law of Germany with respect to its obligations under this Loan Agreement;

o)	the Borrower is acting for its own account when concluding this Loan Agreement.

p)	to the best of its knowledge and belief, neither the Borrower nor any of its affiliates or officers, directors, employees or agents acting on its behalf have offered, given, insisted on, received or solicited any illegal payment or improper advantage to influence the action of any person in connection with this Loan Agreement.
15.2	Each of the representations and warranties of this Article 15 shall be true and correct in all material respects so long as any amount remains to be available or remains payable by the Borrower under this Loan Agreement. Concurrently to the presentation of the Borrower’s financials as stated in Article 16.2 the Borrower shall confirm that at such date the representations and warranties under 15.1 are in full force and effect.
Executive Version Loan Agreement HVB/ZPR

ARTICLE 16
Undertakings
So long as any amount available under this Loan Agreement is outstanding or any amount under the Facility remains outstanding or any other sum is payable pursuant to this Loan Agreement, the Borrower undertakes with the Lender that:
16.1	The Borrower shall inform the Lender promptly of all intended amendments of any of the Supply Contracts in relation to the volume of deliveries, the total price, the terms of payment, the warranty periods or any other material provisions. The Borrower shall not agree to any such amendments without the prior written consent of the Lender, which shall not be unreasonably withheld.
16.2	The Borrower shall furnish the Lender as soon as possible, but in any event within 90 days of the end of its financial years the balance sheet, profit and loss statement, cash flow statement and related auditors’ report for the Borrower, audited by a recognised firm of independent auditors licensed to practise in the Federal Republic of Germany; and, as soon as available, but no later than 45 days after the end of each financial quarter year, the balance sheet, profit and loss statement and cash flow statement for the Borrower for such period which will be in a form reasonably acceptable to the Lenders.
16.3	The Borrower shall immediately upon assembly of the Operational Plant and acceptance of the Operational Plant by it, at the latest however on 30 September 2009 (i) update Schedule 1 and Schedule 2 of the Transfer of Title for Security Agreement, if necessary, (ii) duly execute the Transfer of Title for Security Agreement and (iii) send the Transfer of Title for Security Agreement together with all documents evidencing the due execution by the Borrower of the Transfer of Title for Security Agreement (i.e. up-to-date extract of the commercial register of the Borrower of latest date, original or certified copy of the resolution of the board of directors of the Borrower authorising the execution of the Transfer of Title for Security Agreement and specimen signatures of such persons having been authorised to sign the Transfer of Title for Security Agreement) by Courier Service to the Lender.

16.4	The Borrower shall inform the Lender, if
a)	any of the documents referred to in Article 2.1 above ceases to be in full force and effect and/or correct, or

b)	any Consent is withdrawn or ceases to be in full force and effect, or

c)	any further Consent is imposed upon the Borrower in connection with this Loan Agreement.

d)	any Environmental Consent is suspended, cancelled, or amended;

e)	the Borrower has received details of any claim (current or, to the best of its knowledge and belief, pending or threatened), notice or other communication received by it in respect of any alleged breach or liability under Environmental Regulation or any circumstances reasonably likely to result in any claim under Environmental Regulation
Executive Version Loan Agreement HVB/ZPR

In any such event the Borrower undertakes to take all necessary measures for the maintenance or renewal of all necessary Consents.
16.5
a)     Other than pursuant to, and as otherwise permitted by, the terms of the Borrower Revolving Facility (as defined below), the Borrower shall not create any Encumbrance over all or any of its present or future assets or revenues for the purpose of granting a security in respect of any of its indebtedness or the indebtedness of any other person, unless such Encumbrance ratably and equally secures the obligations arising pursuant to this Loan Agreement at the same or an earlier time.

b)     Notwithstanding Article 16.5 (a) above, the Borrower shall not create or permit to be created any Encumbrance over the assets which are the subject matter of the Supply Contracts and which will be the subject matter of the Transfer of Title for Security Agreement.

16.6	The Borrower shall not incur any Financial Indebtedness other than
a)	the Financial Indebtedness under this Loan Agreement;

b)	any other Financial Indebtedness entered into with the prior approval of the Lender and, if necessary of the ECA;

c)	Financial Indebtedness permitted to be incurred pursuant to the revolving credit agreement between the Borrower and the Lender dated February 9, 2005 (as the same may be amended, restated, renewed, replaced and/or refinanced from time to time) (herein the “Borrower Revolving Facility”).
Financial Indebtedness means any indebtedness for or in respect of:
a)	moneys borrowed;

b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance lease, capital lease or operating lease;

e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary bank guarantee or any other instrument issued by a bank or financial institution; and
Executive Version Loan Agreement HVB/ZPR

i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;
16.7	The Borrower shall (and the Borrower shall ensure that no other member of its group, if any, will) not dispose of, by any kind of transaction, all or any part of the whole or any part of its assets or revenues; except for the following disposals, if any
a)	disposals made in the ordinary course of business of the disposing entity; or

b)	disposals expressly permitted by the Lender; or

c)	disposals of assets in exchange in good industry practice for other assets comparable or superior as to type, value and quality within a reasonable period of time ; or

d)	disposals on market standard arm’s length terms not exceeding in aggregate EUR 3,000,000.00 or its equivalent in any currency. Disposal in this context means any transfer or other disposal of an asset, or of an interest in an asset, or the creation of any right over an asset in favour of another person.
16.8	The Borrower shall ensure that its obligations pursuant to this Loan Agreement will rank at least pari passu with all other not subordinated obligations of the Borrower.
16.9	The Borrower shall ensure that neither it nor any of its affiliates or officers, directors, employees or agents acting on its behalf will offer, give, insist on, receive or solicit any illegal payment or improper advantage to influence the action of any person in connection with the Standard Loan Agreement.
16.10	The Borrower shall ensure that (i) it has each Environmental Consent necessary to perform its obligations under the Supply Contracts and (ii) it maintains, and complies with the terms of all such Environmental Consents.
ARTICLE 17
Termination/Suspension of Disbursement
17.1	The Lender shall be entitled to terminate this Loan Agreement if the conditions precedent set out in Article 2 above have not been fulfilled within four months after the Effective Date.
17.2	Furthermore, the Lender shall be entitled to suspend the disbursement of the Facility in full or in part and/or to give notice of termination of this Loan Agreement upon the occurrence of any of the following events:
a)	the Borrower fails to pay when due any amount payable by it under this Loan Agreement and this failure is not remedied within five (5) Business Days; or

b)	the Borrower fails to comply with any undertaking or any other provision of this Loan Agreement and this failure, if capable of remedy, is not remedied within twenty (20) Business Days after notice thereof has been given by the Lender to the Borrower; or

c)	any representation, warranty or statement made by the Borrower in or in connection with, this Loan Agreement or in any accounts, certificates, statements or opinions delivered by or on behalf of the Borrower under or in connection with this Loan Agreement is incorrect, untrue or misleading when made or is not complied with in any material respect; or
Executive Version Loan Agreement HVB/ZPR

d)	any other payment obligation of the Borrower to the Lender or to any third party, exceeding 3,000,000.00, is not fulfilled when due (by acceleration or otherwise) unless the same is being contested in good faith by appropriate proceedings; or

e)	any of the documents referred to in Article 2 above ceases to be valid and in full force and effect and/or correct in any material respect; or

f)	any Consent is withdrawn or ceases to be in full force and effect, or it becomes unlawful for the Borrower to perform any of its obligations under this Loan Agreement; or

g)	any of the Supply Contracts is revoked, cancelled or terminated (other than on completion); or

h)	an order (provisional or final) is made or a resolution is passed for the suspension of payments or dissolution, termination of existence, liquidation, winding-up, bankruptcy, insolvency, judicial management or administration of the Borrower or a liquidator, trustee, administrator, receiver or similar officer is appointed in respect of the Borrower or in respect of all or a substantial part of its assets; or the Borrower becomes or is declared insolvent or is unable, or admits its inability to pay its debts as they fall due or becomes insolvent within the terms of any applicable law.

i)	any Encumbrance exist on any of the assets, material, equipment, machines or other parts which are the subject matter of the Supply Contracts which impedes or is likely to impede the transfer of title of the Operational Plant or of any Future Assets to the Lender under the Transfer of Title for Security Agreement.

j)	any extraordinary situation or a material adverse change in the business, assets or financial condition of the Borrower or circumstances of a national or international financial, political or economic nature occur, which situation or change of circumstances gives reasonable grounds to the Lender to conclude that the Borrower may not, or will be unable to, perform or observe its obligations under this Loan Agreement; or
17.3	After the Lender has given notice of termination of this Loan Agreement as set out above, the obligations of the Lender under this Loan Agreement shall be cancelled forthwith and all amounts outstanding under the Facility shall become immediately due and payable together with all interest accrued thereon (up to and including the date of payment by the Borrower) and all other amounts payable under this Loan Agreement.
ARTICLE 18
Assignment and Transfer
18.1	The Lender may, in accordance with standard banking practices, grant subparticipations with respect to all or any part of its rights, claims and/or obligations under this Loan Agreement to EKN, to members of the European Central Bank System, banks, financial service providers, financial institutions, insurance companies, institutional investors, funds, pension funds, public pension schemes and similar institutions and may dispose of any such rights, claims and/or obligations in connection therewith. In particular, the Lender shall be entitled to assign, pledge or transfer in whole or in part any amounts outstanding
Executive Version Loan Agreement HVB/ZPR

under this Loan Agreement including the collateral provided therefore, if any, to any of the aforementioned institutions. The Lender may take any such measures in particular for the purpose of risk diversification, equity capital optimisation and refinancing.

18.2	The Borrower agrees that the Lender shall be entitled to give information regarding the Borrower and the Loan Agreement
a)	to a prospective assignee or transferee or to any other person or company who may propose entering into contractual relations with the Lender in relation to the Loan Agreement;

b)	to its parent company, to any member of the UniCredit Group and to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

c)	to the relevant international organisations as reasonably requested by such organisations for the performance of their respective functions.
18.3	The Borrower shall not assign or transfer any of its rights, benefits and obligations under this Loan Agreement without the Lender’s prior written consent.
ARTICLE 19
Miscellaneous
19.1	Amendments to this Loan Agreement shall be made in writing. All correspondence, reports, announcements, documentation and communication between the parties to this Loan Agreement shall be in the English language and shall be in writing (by SWIFT message, telex, airmail, letter, Courier Service or by facsimile).
19.2	All notices and communications under or in connection with this Loan Agreement shall be sent to the following addresses

a) the Borrower:	Zellstoff- und Papierfabrik Rosenthal GmbH
Hauptstraße 16
07365 Blankenstein
Germany

b) the Lender:

Offices:	Bayerische Hypo- und Vereinsbank Aktiengesellschaft
GTB - Global Transaction Banking
Structured Export Finance
Am Tucherpark 1
80538 Munich
Executive Version Loan Agreement HVB/ZPR

Postal Address:	Bayerische Hypo- und Vereinsbank Aktiengesellschaft
GTB - Global Transaction Banking
Structured Export Finance
80538 Munich

Telephone:
Switchboard: +49/ 89/ 378 - 0
Torsten Heise: +49/ 89/ 378 - 21532
Telefax: +49/ 89/ 378 - 22145
SWIFT-address: HYVEDEMM
19.3	All notices and communications under or in connection with this Loan Agreement shall be deemed to be received by the respective addressee as follows:
•	if sent by SWIFT to the respective address or number indicated in this Loan Agreement, when the sender has received a complete transmission report;

•	if sent by facsimile to the respective number indicated in this Loan Agreement, when the sender has received a complete transmission report, provided that the sender at the same time has confirmed the facsimile to the addressee by registered airmail or Courier Service; and

•	if sent by registered airmail or Courier Service to the respective address indicated in this Loan Agreement, five (5) days after such letter has been posted, provided that at the same time a SWIFT message or a facsimile is sent to the addressee giving information about the dispatch of the letter and its purpose.
19.4	The Borrower shall provide the Lender with specimen signatures of such persons as shall be authorised to give or to receive all notices and communications for the Borrower in connection with this Loan Agreement (including supplements to and amendments of, this Loan Agreement). Any such authorisation shall remain valid and binding upon the Borrower until the Borrower has notified the Lender of any alteration thereof in writing.
19.5	The Lender shall be entitled to give information regarding the Borrower and this Loan Agreement to any member of the Unicredit Group, the institutions mentioned in Article 14 hereof, to the Suppliers and to a prospective assignee or transferee or to any other person or company who may propose entering into contractual relations with a Lender in relation to this Loan Agreement.
ARTICLE 20
General Legal Provisions
20.1	The Loan Agreement shall be subject to the laws of the Federal Republic of Germany in every respect.
20.2	The place of performance in respect of payments in EURO shall be Munich.
Executive Version Loan Agreement HVB/ZPR

20.3	The applicable place of jurisdiction for all disputes arising out of or in connection with this Loan Agreement shall be Munich. The Lender shall be entitled, however, at its option, to commence proceedings against the Borrower before any competent court of law in any other country in which assets of the Borrower are located. In the latter case, the laws of the Federal Republic of Germany shall also be applicable.

20.4	Should any provision of this Loan Agreement be or become invalid in whole or in part, then the remaining provisions shall remain valid. Invalid provisions shall be construed in accordance with the presumable intent of the parties and the purpose of this Loan Agreement.

20.5	The Borrower hereby agrees with the Lender that if the Lender should bring or institute any legal proceeding (including, without limitation, suit, attachment prior to judgement or other judgement, other judgement, the obtaining of judgement, execution or other enforcement) in relation to any matter arising out of or in connection with, this Loan Agreement against the Borrower, that no immunity from such legal proceedings shall be claimed by or on behalf of the Borrower with respect to itself and any of its assets and the Borrower hereby irrevocably waives to the fullest extent permitted by the law of Germany or any other law any such right of immunity which it or any of its assets has or may subsequently acquire.

20.6	Payments made by the Borrower to the Lender on the basis of any judgement in a currency (hereinafter referred to as the “Judgement Currency”) other than the Contractual Currency shall only discharge the Borrower’s obligation to the extent of the amount in the Contractual Currency that the Lender, immediately upon receipt of such payment, would be able to purchase with the amount so received on a recognised foreign exchange market. In the event that such amount in the Judgement Currency is less than the amount due in the Contractual Currency pursuant to the provisions of this Loan Agreement, then the Borrower shall be liable to the Lender to pay the difference; such obligation of the Borrower shall be a separate and independent obligation and shall form the basis of a separate cause of action.

20.7	Delay in exercising or non-exercise of any rights of the Lender under or in connection with, this Loan Agreement is not a waiver of any such right. Such rights may be waived by the Lender only in writing and specifically.
Article 21
Legal Independence
The Borrower confirms that the Supply Contracts are legally independent from this Loan Agreement unless otherwise stipulated in this Loan Agreement. As a consequence, the Borrower undertakes to fulfil its obligations under this Loan Agreement irrespective of any objection, defence, counter-claim, right of set-off or right to make withholdings of whatever nature the Borrower may have against any of the Suppliers under or in connection with any of the Supply Contracts.
This Loan Agreement has been concluded on the day written below in 2 counterparts and becomes effective upon conclusion.
Executive Version Loan Agreement HVB/ZPR

Blankenstein, on 19.08.09	Munich, on 17.08.09

Zellstoff- und Papierfabrik Rosenthal GmbH	Bayerische Hypo- und Vereinsbank Aktiengesellschaft
Executive Version Loan Agreement HVB/ZPR

Annex 1
[Letterhead of Importer/Exporter]
To:
Bayerische Hypo- und Vereinsbank AG
GTB - Global Transaction Banking
Structured Export Finance
Am Tucherpark 1
80538 Munich
Federal Republic of Germany
DISBURSEMENT REQUEST
Loan Agreement dated [     ] entered into between Zellstoff- und Papierfabrik Rosenthal GmbH as Borrower and Bayerische Hypo- und Vereinsbank AG as Lender (the “Loan Agreement”)
We hereby confirm that in accordance with the Supply Contracts between Metso Paper Sundsvall AB/Metso Automation GmbH (the “Exporter”) and our company dated [     ] milestones/deliveries/services qualified to be financed under the ECA Cover issued by EKN in relation to the Loan Agreement were reached/effected/rendered for an amount of EUR                      (in words:           ).

(1)	Receivables for milestones/deliveries/services rendered pursuant to the present Disbursement Request:	EUR

(2)	Less 15 % to be paid outside this Standard Loan Agreement as advance payment:	EUR

(3)	Loan amount to be disbursed	EUR
We hereby give notice that, pursuant to the Loan Agreement we wish to borrow this amount upon the terms and subject to the conditions contained therein.
This Disbursement Request is irrevocable.

(place, date)	Authorised Signatory
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for and on behalf of
[the Borrower]
We hereby confirm that advance payment of 15 % of the Contract Value have been received to our free disposal.
We herewith request on behalf of the Borrower payment of the above amount to the following account(s):
Account No.: [     ]
Bank: [                    ]
BLZ : [     ]

(place, date)	Authorised Signatory for and on behalf of (the Exporter)
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Annex 2
[Letterhead of Borrower]
To
Bayerische Hypo- und Vereinsbank Aktiengesellschaft
GTB - Global Transaction Banking
Structured Export Finance
Am Tucherpark 1
80538 Munich
Federal Republic of Germany
REIMBURSEMENT REQUEST
Dear Sirs,
1.	We refer to the Loan Agreement dated concluded between Zellstoff- und Papierfabrik Rosenthal GmbH as Borrower and Bayerische Hypo- und Vereinsbank AG as Lender. Terms defined in the Loan Agreement shall have the same meaning in this request.

2.	This request is irrevocable.

•	We hereby confirm that in accordance with the Supply Contracts between [ ] (the Supplier) and our company dated [ ] we have already paid milestones/deliveries/services (evidenced by the enclosed invoices and the relevant transport documents, or in case of a milestone (progress payment) evidenced only by the enclosed invoices) qualified to be financed under the relevant ECA Cover issued by EKN (the ECA) in relation to the Loan Agreement in an amount of EUR (in words: EUR ).

3.	We hereby give you notice that, pursuant to the Loan Agreement and on (date of proposed disbursement), we wish to reimburse ourselves for an amount of EUR , being % of the respective contract value upon the terms and subject to the conditions contained therein.

4.	We confirm that, at the date hereof, (i) no event or circumstance has occurred and is continuing which constitutes an Event of Default and (ii) the representations and warranties contained in Article 15 of the Loan Agreement are true in all material respects.

5.	The proceeds of this drawdown should be credited to (insert account details).

(place, date)	(Borrower)
Executive Version Loan Agreement HVB/ZPR

We, [     ] (the Supplier) hereby confirm that in accordance with the Supply Contracts between Zellstoff- und Papierfabrik Rosenthal GmbH (the Borrower) and our company dated [     ] milestones / deliveries / services qualified to be financed under the ECA Cover issued by EKN (the ECA) in relation to the Loan Agreement were effected/rendered for an amount of                      (in words:                     ) as being evidenced in the enclosed invoices.
We have received payment for these invoices from the Borrower as follows:
Invoice Nr

Contract amount:	EUR

pro rata milestones reached / deliveries / services rendered	EUR received on
Please find attached all relevant account statement evidencing receipt of the a.m. amounts.

(place, date)	(the Supplier)
Executive Version Loan Agreement HVB/ZPR

Annex 3
Transfer of Title for Security Agreement
(Sicherungsübereignungsvertrag)
between
Zellstoff- und Papierfabrik Rosenthal GmbH
(hereinafter referred to as “ZPR” or “Transferor”)
and
Bayerische Hypo- und Vereinsbank AG, Munich
(hereinafter referred to as “HVB” or “Bank”)
(the Transferor and the Bank are hereinafter together
referred to as “Parties” and each as a “Party”)
Preamble
On 01st July 2008, 29 April 2009, 19 March 2009, 27 February 2009 and 06 February 2009 ZPR as buyer and Metso Paper Sundsvall AB respectively Metso Automation GmbH as suppliers have concluded 5 supply contracts (the “Supply Contracts”) for a total amount of EUR 4,969,436.34 for the delivery and site assembled construction of the Operational Plant (as defined below) plus services.
“Operational Plant” shall mean any and all machines, material, equipment and other parts delivered and assembled on the site pursuant to the Supply Contracts, consisting of the main components listed in Schedule 1 that are presently located at Hauptstraße 16, D-07366 Blankenstein (Saale), in the area marked (gekennzeichnet) in red in the plan of site which is attached as an integral part of this Agreement as Schedule 2 hereto.
The parties to the Supply Contracts have agreed upon the following payment conditions:
•	15% of the total contract price, i.e. EUR 745,415.45 for the goods and services under the Supply Contracts shall be paid as down payment and
•	85%, i.e. EUR 4,224,020.89 shall be payable pro rata milestones reached, deliveries and services rendered and financed through a loan agreement (the “Loan Agreement”) under protection of the Swedish Export Credit Agency Exportkreditnämnden (“EKN”).
The sole purpose of the Loan Agreement is to finance 85% of the Contract Value (as defined in the Loan Agreement)
(Tranche I) as well as 100% of the insurance premium (Tranche II) payable to EKN.
HVB has agreed to provide the financing under the Loan Agreement subject to the terms and conditions set out therein. One of the conditions under the Loan Agreement is that ZPR shall transfer title to the
Executive Version Loan Agreement HVB/ZPR

Operational Plant for security purposes to the Bank upon assembly of the Operational Plant and acceptance of the Operational Plant by ZPR, at the latest however on 30 September 2009.
Now and therefore, it is hereby agreed as follows:
1.	Transfer of Title

1.1	The Transferor hereby transfers for security purposes (Sicherungsübereignung) to the Bank (i) title to the Operational Plant (hereinafter referred to as “Present Assets”), (ii) title to all such assets which become part of or are attached to the Present Assets and (iii) title to all assets contained in any future Asset List (as defined in clause 6.1 below) (together with the assets referred to in lit. (ii) of this clause 1 hereinafter referred to as “Future Assets”) .

The Present and Future Assets are collectively referred to as “Assets”. The Assets include, without limitation, all their components, associated equipment, any component replacing existing components or otherwise becoming part of the Assets.

1.2	To the extent that the Bank initially only acquires expectancy rights (Anwartschaftsrecht), the full ownership will directly pass to the Bank upon lapse of the third party’s retention of title (Eigentumsvorbehalt). The Transferor shall terminate any third party’s retention of title in paying the relevant purchase price thereof. The Bank shall be entitled to terminate any such retention of title by paying the relevant purchase price or part thereof on behalf and for the account of the Transferor.

1.3	As a substitute for a transfer of actual possession to the Bank, the Transferor shall hold the Assets in gratuitous custody (unentgeltliche Verwahrung) for and on behalf of the Bank. To the extent that third parties obtain actual possession of the Assets, the Transferor hereby assigns to the Bank its present and future claims to recover possession (Herausgabeansprüche) and the Bank hereby accepts this assignment.

2.	Purpose
The security transfer hereunder shall secure all existing and future claims of the Bank against the Transferor arising under or in connection with the Facility Agreement (the “Secured Claims”).
The Secured Claims shall include in particular any claims for the payment of principal, interest, cost, fees or damages based on contract, unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt), as well as any claims arising from the insolvency administrator’s choice to fulfill mutual agreements according to § 103 Insolvency Code (Insolvenzordnung).
3.	Handling and Labeling of the Assets, Inspection

3.1	The Transferor shall handle the Assets carefully and shall procure at its own expense that the Assets are kept and maintained so that they remain in good condition at any time.

3.2	Whenever in the sole discretion of the Bank it seems advisable to protect its legitimate interests, the Bank shall be entitled, or request the Transferor, to label the Assets as the Bank’s property in a manner the Bank deems appropriate. In the books and records of the Transferor, it shall be shown that the Assets have been transferred for security purposes to the Bank.

3.3	The Bank is entitled to inspect the Assets or have them inspected by duly authorised representatives at their respective location and to examine the books and records of the Transferor
Executive Version Loan Agreement HVB/ZPR

for auditing purposes. To the extent that the Assets are in the direct possession of third parties (e.g. the party responsible for the warehouse), these third parties shall hereby be instructed by the Transferor to grant the Bank access to the Assets and to provide the Bank with any desired information on the Assets.

4.	Statutory Liens
To the extent that third parties (e.g. landlords, lessors) may have a statutory lien (gesetzliches Pfandrecht) on the Assets, the Transferor shall, upon the Bank’s request prove to the Bank the punctual payment of the sums so secured immediately after their due date. If the Transferor fails to provide the proof of payment, the Bank shall be entitled to pay the sums so secured under the statutory lien for the account of the Transferor in order to ward off any statutory lien.
5.	Representations
The Transferor hereby represents that
5.1	it is duly incorporated and validly existing under the laws of the Federal Republic of Germany and has the power to own its property and other assets and to conduct its business as it is being conducted at the date hereof;

5.2	all necessary corporate, shareholder and other action have been taken to authorize the execution and performance of this Agreement;

5.3	it has title of or an expectancy right attached to all of the Assets and has not otherwise transferred any of the Assets and that the Assets have not been previously encumbered (except for any encumbrance as set out in clause 4 above);

5.4	all Assets are located in the Federal Republic of Germany at the time of transfer and the information given in the Asset List (as defined in clause 6.1 below) is correct and complete and sufficient to identify each Asset without the need to recourse to any document other than this Agreement;

5.5	its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder will not violate any provision of any existing law or its articles of association or any decree of any court or arbitrator or of any contractual undertaking to which the Transferor is a party or which is binding upon the Transferor or any of its assets.

5.6	no litigation, arbitration or administrative proceeding are presently in progress which threatens to restrain the Transferor in respect of the entry into, the performance of or compliance with any of its obligations under this Agreement; and

5.7	this Agreement creates valid and binding obligations of the Transferor and valid security interest over the Assets for the benefit of the Bank securing the payment of the Secured Claims.

6.	Undertakings
The Transferor undertakes:
6.1	to inform the Bank promptly of any change in the location and to deliver at its own expense to the Bank promptly following any substantial replacement, enlargement or other modification of any of the Assets an updated list of the Assets (Schedule 1 and Schedule 2 and each of such updated list are hereinafter referred to as “Asset List”);
Executive Version Loan Agreement HVB/ZPR

6.2	not to grant any security or otherwise encumber any of the Assets or any parts thereof;

6.3	to inform the Bank immediately in the case that a third party claims or pretends to own or to have any other right with regard to any of the Assets, or of any attachment (Pfändung) in respect of any of the Assets or any part thereof or any other measures which may impair or jeopardize the rights of the Bank relating thereto. The Transferor shall inform the attaching creditor immediately of the Bank’s title or expectancy right to the respective Asset;

6.4	to refrain from any action by which the ownership of the Bank with regard to the Assets would be concealed and to procure that this ownership is disclosed to any third party that has a legal or economic interest therein;

6.4	that at all times and at its own expense, it will maintain in full force and effect insurances for all Assets in such amounts, and covering such risks and liabilities as the Bank deems necessary and shall prove it to the Bank upon request by submission of the relevant insurance policies. At the Bank’s request, the Transferor shall ask the insurance company to send the Bank a copy of the insurance policy. If the Transferor does not or only insufficiently provide insurance coverage, the Bank may do so at the Transferor’s expense. All insurance and damage claims acquired by the Transferor as a result of loss and damage of the Assets shall vest in the Bank as they arise; and

6.5	to reimburse the Bank on demand for all costs and expenses reasonably incurred by the Bank in connection with this Agreement.

7.	Surrender of Assets to the Bank
The Bank may revoke any authorisation granted to the Transferor to dispose of the Assets and to use them within the ordinary course of the Transferor’s business (ordnungsgemäßer Geschäftsbetrieb) and demand surrender (Herausgabe) of the Assets to the Bank if the Transferor materially (erheblich) violates its obligation to handle the Assets carefully or if it uses the Assets not within its ordinary course of business. The same applies, if the Transferor suspends payments or if insolvency proceedings are opened over the Transferor’s assets. Furthermore, the Bank may demand surrender of the Assets, if an Event of Default (as defined in the Facility Agreement) has occurred under the Facility Agreement.
8.	Enforcement

8.1	Upon any of the Secured Claims become due and payable, in whole or in part, (an “Enforcement Event”), the Bank is entitled to enforce its rights under this Agreement with one week prior notice to the Transferor by private sale or any other manner it may determine in its free discretion, taking into consideration the reasonable interest of the Transferor and to the extent necessary to collect the Secured Claims due but unpaid.

8.2	Upon instruction of the Bank the Transferor shall sell or otherwise realize the Assets for and on behalf of the Bank on best possible terms (bestmöglich) or assist the Bank, upon the Bank’s request, in connection with such sale or realisation. The Transferor shall promptly deliver to the Bank any proceeds recovered in such realisation.

8.3	Upon expiry of the one week period mentioned in clause 8.1 above, the Bank shall be entitled to all profits derived from utilisation of the Assets by the Transferor or by third parties.

9.	Release of Security Interest
Executive Version Loan Agreement HVB/ZPR

9.1	Upon complete and irrevocable satisfaction of the Secured Claims, the Bank shall retransfer any Asset to the Transferor and shall pay out to the Transferor realisation proceeds which exceed the sum outstanding under the Secured Claims. The Bank will, however, transfer any of the Assets to a third party if so required by law.

9.2	If more than one Asset is transferred for security purposes or if other collateral is furnished in addition to the security created hereunder to secure the Secured Claims, the Bank shall, even prior to complete satisfaction of the Secured Claims, release the Assets transferred for security purposes to it as well as any other collateral (e.g., any assigned claims or land charges) in whole or in part, at its discretion, to the Transferor, if and to the extent that the total realizable value of all such collateral exceeds 110% of the Secured Claims on more than a merely temporary basis.

10.	Miscellaneous

10.1	This Agreement is governed by and must be construed in accordance with German law. Place of jurisdiction is Munich, Federal Republic of Germany.

10.2	If any provision of this Agreement should be or become invalid, unenforceable or impracticable (wirtschaftlich unmöglich) in whole or in part for whatever reason, the validity of the other provisions hereof is not affected. In that case the invalid, unenforceable or impractical provision is deemed to be replaced by such valid and enforceable provision or arrangement that corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the Parties’ economic aims pursued by and reflected in this Agreement. The same applies in the event that this Agreement does not contain a provision necessary to achieve the economic purpose as expressed herein (Regelungslücke).

10.3	No failure or delay on the part of the Bank to exercise any power, right or remedy hereunder operates as a waiver thereof nor shall any single or any partial exercise of any power, right or remedy preclude its further exercise ort he exercise of any other power, right or remedy.

10.4	In case of doubt, the meaning of the German expression used in this Agreement prevails over the meaning of the English expression to which they relate.

(place, date)	Transferor

(place, date)	Bayerische Hypo- und Vereinsbank AG
Executive Version Loan Agreement HVB/ZPR

Schedule 1
to the
Transfer of
Title for
Security
Agreement
List of assets

	Anlagennummer	Bezeichnung		Standort	Gebäude-Nr.

1	3232H035	Waschpresse D-Stufe	mehrere Einzelteile, die vor Ort montiert werden	im vorhandenen Gebäude Bleicherei +9,2m	113
2	3232H064	MC-Pumpe Stoff zu ZEM	mehrere Einzelteile, die vor Ort montiert werden	im vorhandenen Gebäude Bleicherei +0m	113
3	3232B013-1	Filtratbehälter Waschpresse D-Stufe	wird in einem Teil angeliefert	Standort im Außenbereich Bleicherei +0m	113
4	3221H010	Waschpresse 1 Stoffwäsche	mehrere Einzelteile, die vor Ort montiert werden	im neuen Gebäude Stoffwäsche +9,2m	109
5	3221H014	MC-Pumpe 1 Stoffwäsche	mehrere Einzelteile, die vor Ort montiert werden	im neuen Gebäude Stoffwäsche +0m	109
6	3221H002-1	Ästesortierer Primär	wird in einem Teil angeliefert	im neuen Gebäude Stoffwäsche +3m	109
7	3231H031	Sandcleaner Vorsortierung	wird in einem Teil angeliefert	im vorhandenen Gebäude Kocherei/Stoffwäsche +0m	110/111
8	3221B007	Filtratbehälter Waschpresse 1	mehrere Einzelteile, die vor Ort montiert werden	Standort im Außenbereich vor Gebäude Stoffwäsche +0m	109
9	3200AV01	PLS Wäsche Faserlinie	mehrere Einzelteile, die vor Ort montiert werden	PLS im Gebäude Kocherei/Stoffwäsche +14,6m	110/111
The exact position of the listed assets is shown by means of their respective numbers (1 through
9) on Schedules 2B and C of this Loan Agreement. To simplify matters the List is written in
German language.

Schedule 2
to the Transfer of Title
for Security Agreement
2A Plan of site
See included plan on next page.

Executive Version Loan Agreement HVB/ZPR

2B Layout of Buildings (where Assets are located)
See included plan on next page.
Executive Version Loan Agreement HVB/ZPR

Executive Version Loan Agreement HVB/ZPR

2C Layout of Assets (within Buildings)
See included plan on next page.
Executive Version Loan Agreement HVB/ZPR

Executive Version Loan Agreement HVB/ZPR